Exhibit 10.1

HOSPITALITY PROPERTIES TRUST

Summary of Trustee Compensation

The following is a summary of the currently effective compensation of the Trustees of Hospitality Properties Trust (the “Company”) for services as Trustees, which is subject to modification at any time by the Board of Trustees.

•                 Each Independent Trustee receives an annual fee of $35,000, plus a fee of $1,000 for each meeting attended. Up to two $1,000 fees are payable if more than one board and board committee meetings are held on the same date.

•                 The chairpersons of the audit committee, the compensation committee and the nominating and governance committee, each of whom is an Independent Trustee, receive an additional annual fee of $12,500, $7,500 and $7,500, respectively.

•                 Each Trustee receives a grant of 2,000 of the Company’s common shares of beneficial interest on the date of the first board meeting following each annual meeting of shareholders (or, for Trustees who are first elected or appointed at other times, on the day of the first board meeting attended).

•                 The Company generally reimburses all Trustees for travel expenses incurred in connection with their duties as Trustees and for out of pocket costs incurred from their attending certain continuing education programs.